PRESS RELEASE

For Immediate Release
Ormat Technologies Contact: Dita Bronicki CEO and President +1-775-356-9029 dbronicki@ormat.com	Investor Relations Contact Jeff Corbin/Todd Fromer KCSA Worldwide 212-896-1214/212-896-1215 jcorbin@kcsa.com / tfromer@kcsa.com

Ormat Technologies, Inc. Announces the Issuance by Its Subsidiary of $165M, 6.21% Senior Secured Notes under Rule 144A and Regulation S

SPARKS, Nevada, December 8, 2005 – Ormat Technologies, Inc., (NYSE: ORA) announced today that Ormat’s indirect, wholly-owned subsidiary OrCal Geothermal Inc. (‘‘OrCal’’), which owns the Heber 1, Heber 2, and Gould projects, closed the issuance of $165 million 6.21% Senior Secured Notes due 2020 (the ‘‘Notes’’). The Notes were issued as part of an offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and have been rated BBB− by Fitch and Ba1 by Moody’s.

The proceeds from this issuance were used to prepay, in full, OrCal’s outstanding loan with Beal Bank, SSB and to pay for transaction costs. The Notes are secured by a security interest in the capital stock of certain of the issuer’s wholly owned subsidiaries and certain personal and real property (including power plants, assignable project contracts, insurance policies, revenues, and project accounts). The financing is non-recourse to OrCal’s direct and indirect parent companies or to other assets of such companies.

As previously disclosed in Ormat Technologies’ Quarterly Report on Form 10-Q for the third quarter of 2005, in anticipation of the issuance of the Notes, Ormat Technologies entered into a 7-year treasury security rate-lock agreement with a financial institution at a locked-in rate of 4.047% (‘‘Rate-Lock’’). Concurrently with the pricing of the Notes, the Rate- Lock has been terminated. The expected effective annual interest rate of the Notes is 5.75%. As a result of the prepayment of the Beal Bank loan, Ormat Technologies will report in the fourth quarter of 2005 a net charge of approximately $10.0 million, net of related tax of approximately $6.7 million.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The Notes have been offered only to ‘‘Qualified Institutional Buyers’’ under Rule 144A of the Securities Act of 1933 and to non-U.S. persons in offshore transactions under Regulation S and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

About Ormat Technologies
Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants.

It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently has operations in the United States, Israel, the Philippines, Guatemala, Kenya, and Nicaragua.

Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s 10-K/A filed with the Securities and Exchange Commission on April 12, 2005.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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